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                                                                    EXHIBIT 10.1

As of January 9, 1998



Messrs. Tom Daniels and Craig Sussman
MediaWorks International
1219 Morningside Drive
Los Angeles, CA  90266

Dear Tom and Craig,

        Further to our discussions regarding finalizing the terms of the joint venture between The Producers Entertainment Group Ltd. ("TPEG") and MediaWorks International ("MWI"), this letter will set out the agreed upon terms and conditions. Please sign below indicating your concurrence with this structure:

        1) The joint venture has been established effective November 16, 1997 to assist MWI with its growth and financing requirements;

        2) MWI will be primarily responsible for securing the programming. TPEG will endeavor to bring some programming to the joint venture. Projects to be included will be identified by the parties and agreed upon regularly. See attached initial program list:

        3) MWI will handle all international distribution. TPEG will handle any domestic distribution for projects which have a domestic rights option associated with them;

        4) TPEG provides standby financing for TPEG approved co-production projects and acquisitions to a cumulative maximum of US$1 million in the first year. TPEG also arranges, or assist in arranging, co-production financing when required for such programming;

        5) Any monies advanced by MWI or TPEG will be recoupable, in first position, out of first revenues. In the case of co-productions, it will be an item of the budget;

        6) TPEG will be responsible for arranging bank lines of credit, as required, to finance approved contracts generated by the joint venture;

        7) On all approved projects, TPEG receives the first 15% of the net revenues from the joint venture. In consideration of its standby commitment. TPEG then receives an additional 50% of the net revenues. MWI receives the balance of the net revenues, with net revenue being defined as MWI's commission on the project less direct third party costs associated therewith;

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        8)     MWI agrees to maintain the records for the joint venture and provide financial statements to TPEG on a quarterly basis, with the first financial statement to be for the initial ended March 31, 1998. TPEG shall have access to all records related to the joint venture for review by its accounting personnel on five business days notice;

        9) MWI will be responsible for all invoicing and collection associated with the joint venture;

        10) The parties agree that any projects within the joint venture may be pledged for financing purposes upon the reasonable agreement of both parties;

        11) The parties agree that the first payment related to this joint venture shall be made within 60 days after June 30, 1998;

        12) This joint venture agreement may be terminated by either party on three months notice;

        13) In the event that the discussion between TPEG and MWI should result in an acquisition agreement on the part of TPEG, the joint venture would be terminated on the date of closing of the purchase;

        14) The parties agree that they both have the corporate power to enter into this joint venture agreement.


Yours truly,
THE PRODUCERS ENTERTAINMENT GROUP LTD.

/s/Irwin Meyer

Irwin Meyer
CEO


I/we understand with the terms and conditions set out above.

Dated this 18th day of February, 1998.

/s/ Craig Sussman
/s/ Tom Daniels

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MWI Distribution, Inc.

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